Exhibit 10.23

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

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COMMERCIAL SUPPLY AGREEMENT

This Commercial Supply Agreement is made as of this 22nd day of February, 2018 (the “Effective Date”), by and between ACADIA Pharmaceuticals Inc., a Delaware corporation, with a place of business at 3611 Valley Centre Drive, Suite 300, San Diego, California 92130 (“Client”), and Catalent Pharma Solutions, LLC, a Delaware limited liability company, having a place of business at 14 Schoolhouse Road, Somerset, New Jersey 08873, USA (“Catalent”).

RECITALS

A.	Client develops, markets and sells pharmaceutical products;

B.Catalent is a leading provider of advanced technologies, and development, manufacturing and packaging services, for pharmaceutical, biotechnology and consumer healthcare companies;

C.Client desires to have Catalent provide the services set forth in this Agreement (as defined below) in connection with Client’s Product (as defined below), and Catalent desires to provide such services, all pursuant to the terms and conditions in this Agreement.

THEREFORE, in consideration of the circumstances described above and the mutual covenants, terms and conditions set forth below, the parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms have the following meanings in this Agreement:

1.1“Acknowledgement” has the meaning set forth in Section 4.3(B).

1.2“Affiliate(s)” means, with respect to Client or any third party, any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with such entity; and with respect to Catalent, Catalent, Inc. and any corporation, firm, partnership or other entity controlled by it.  For the purposes of this definition, “control” means the ownership of at least 50% of the voting share capital of an entity or any other comparable equity or ownership interest.

1.3“Agreement” means this document, including all its Attachments and other appendices (all of which are incorporated by reference) and any amendment to any of the foregoing made in accordance with Section 18.1.

1.4“API” means the generic compound Pimavanserin as further described in the Specifications.

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1.5“Applicable Laws” means, with respect to Client all laws, ordinances, rules and regulations, currently in effect or enacted or promulgated during the Term, and as amended from time to time, of each jurisdiction in the Territory in which API or Product is produced, marketed, distributed, used or sold; and with respect to Catalent, all laws, ordinances, rules and regulations, currently in effect or enacted or promulgated during the Term, and as amended from time to time, (a) of the jurisdiction in which Catalent Processes Product and (b) with respect to the Processing of Product only under this Agreement (e.g. not with respect to employment or other general business matters), in the Territory, in each case including cGMP.

1.6“Batch” means a defined quantity of Product that has been or is being Processed in accordance with the Specifications.

1.7“Catalent” has the meaning set forth in the introductory paragraph, or any successor or permitted assign.

1.8“[…***…]” has the meaning set forth in […***…].

1.9“Catalent Indemnitees” has the meaning set forth in Section 13.2.

1.10“Catalent IP” has the meaning set forth in Article 11.

1.11“Catalent Inventions” has the meaning set forth in Article 11.

1.12“cGMP” means current Good Manufacturing Practices promulgated by the Regulatory Authorities in the jurisdictions included in Applicable Laws (as applicable to Client and Catalent respectively).  In the United States, this includes 21 C.F.R. Parts 210 and 211, as amended; and in the European Union, this includes 2003/94/EEC Directive (as supplemented by Volume 4 of EudraLex published by the European Commission), as amended, if and as implemented in the relevant constituent country.

1.13“Client” has the meaning set forth in the introductory paragraph, or any successor or permitted assign.

1.14“Client Indemnitees” has the meaning set forth in Section 13.1.

1.15“Client Inventions” has the meaning set forth in Article 11.

1.16“Client IP” has the meaning set forth in Article 11.

1.17“Client-supplied Materials” means any materials to be supplied by or on behalf of Client to Catalent for Processing, as described in Attachment B, which is limited to API and reference standards unless agreed in writing by the parties.

1.18“Commencement Date” means the first date upon which a Regulatory Authority in the Territory approves Catalent as a manufacturer of Product.

1.19“Confidential Information” has the meaning set forth in Section 10.1.

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1.20“Contract Year” means the consecutive twelve (12)-month period beginning on the Commencement Date or any anniversary of the Commencement Date during the Term, as applicable.

1.21“Defective Product” has the meaning set forth in Section 5.2.

1.22“Discloser” has the meaning set forth in Section 10.1.

1.23“Effective Date” has the meaning set forth in the introductory paragraph.

1.24“EMA” means the European Medicines Agency, and any successor agency in the European Union.

1.25“European Union” means the European Union and its member states as of the Effective Date, which are: Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxemburg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom, and each of their constituent parts, territories and possessions and their successors to the extent such successors occupy the same territory, regardless of whether any of such countries ceases to be a member state after the Effective Date.

1.26“Exception Notice” has the meaning set forth in Section 5.2.

1.27“Facility” means Catalent’s facility located in Somerset, New Jersey or such other facility as agreed by the parties in writing.

1.28“FDA” means the United States Food and Drug Administration, and any successor agency in the United States.

1.29“Firm Commitment” has the meaning set forth in Section 4.2.

1.30“Intellectual Property” means all patents, patent applications, know-how, trade secrets, copyrights, trademarks, designs, concepts, technical information, manuals, standard operating procedures, instructions, specifications, processes, data, inventions and other forms of intellectual property (whether or not patented or patentable).

1.31“Invention” has the meaning set forth in Article 11.

1.32“Latent Defect” means a defect in a Product that (a) was not discoverable upon reasonable inspection during the Review Period, and (b) Client provides Catalent written notice of within no more than […***…] after delivery of such Product.

1.33“Losses” has the meaning set forth in Section 13.1.

1.34“Minimum Commitment” has the meaning set forth in Section 4.1.

1.35“PPI” has the meaning set forth in Section 7.2.

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1.36 “Process” or “Processing” means the compounding, filling, encapsulating, producing and bulk packaging (but not secondary packaging) of Client-supplied Materials and Raw Materials into Product by Catalent, in accordance with the Specifications and under the terms of this Agreement.

1.37“Processing Date” means the day on which the first step of physical Processing is scheduled to occur, as identified in an Acknowledgement.

1.38“Product” means the bulk pharmaceutical product comprising the 34 mg capsule containing the API, as more specifically described in the Specifications.

1.39“Product Maintenance Services” has the meaning set forth in Section 2.3.

1.40“Purchase Order” has the meaning set forth in Section 4.3(A).

1.41“Quality Agreement” has the meaning set forth in Section 9.6.

1.42“Raw Materials” means all raw materials, supplies, components and packaging necessary to Process and ship Product in accordance with the Specifications, but excluding Client-supplied Materials.

1.43“Recall” has the meaning set forth in Section 9.5.

1.44“Recipient” has the meaning set forth in Section 10.1.

1.45“Regulatory Approval” means each approval, permit, product and/or establishment license, registration or authorization, including each approval pursuant to U.S. Investigational New Drug Applications, New Drug Applications and Abbreviated New Drug Applications (or equivalent non-U.S. filings, such as European marketing authorization applications), as applicable, of a Regulatory Authority that is necessary or advisable in connection with the development, manufacture, testing, use, storage, exportation, importation, transport, promotion, marketing, distribution or sale of API or Product in the Territory.

1.46“Regulatory Authority” means an international, federal, state or local governmental or regulatory body, agency, department, bureau, court or other entity in the Territory that is responsible for (A) the regulation (including pricing) of any aspect of pharmaceutical or medicinal products intended for human use or (B) health, safety or environmental matters generally.  In the United States, this includes the FDA; and in the European Union, this includes the EMA.

1.47“Representatives” of an entity means such entity’s duly authorized officers, directors, employees, agents, accountants, attorneys or other professional advisors.

1.48“Retained Liability” has the meaning set forth in Section 14.1(A).

1.49 “Review Period” has the meaning set forth in Section 5.2.

1.50“Rolling Forecast” has the meaning set forth in Section 4.2.

1.51“Safety Stock” has the meaning set forth in Section 3.2(A).

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1.52“Specifications” means the procedures, requirements, standards, quality control testing and other data and the scope of services as set forth in Attachment B, as modified from time to time in accordance with Article 8.

1.53“Term” has the meaning set forth in Section 16.1.

1.54“Territory” means the United States, Canada, the European Union and any other country that the parties agree in writing to add to this definition of Territory in an amendment to this Agreement, but excluding any countries that are targeted by the comprehensive sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom, or the United States. Catalent shall not be obliged to Process the Product for sale in any of such countries if it is prevented from doing so, or would be required to obtain or apply for special permission to do so, due to any restriction (such as an embargo) imposed on it by any governmental authority, including those imposed by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

1.55“Unit” means one capsule of Product.

1.56“United States” means the United States of America and its territories and possessions.

1.57“Unit Pricing” has the meaning set forth in Section 7.1(B).

1.58“Validation Services” has the meaning set forth in Section 2.1.

1.59“Vendor” has the meaning set forth in Section 3.2(B).

ARTICLE 2

VALIDATION, PROCESSING & RELATED SERVICES

2.1Validation Services.  Catalent shall perform the Product qualification, validation and stability services described in Attachment A (the “Validation Services”) in accordance with the Specifications, Applicable Laws and the terms and conditions of this Agreement.

2.2Supply and Purchase of Product.  Catalent shall Process Product in accordance with the Specifications, Applicable Laws and the terms and conditions of this Agreement.

2.3Product Maintenance Services.  Catalent shall provide and Client will receive those product maintenance services specified in Attachment D (the “Product Maintenance Services”) in accordance with the Specifications, Applicable Laws and the terms and conditions of this Agreement.

2.4Other Related Services.  Catalent shall provide Product-related services, other than Validation Services, Processing or Product Maintenance Services, as agreed in writing by the parties from time to time.  Such writing shall include the scope and fees for any such service and be appended to this Agreement.  The terms and conditions of this Agreement shall govern and apply to such services unless otherwise agreed in writing by the parties.

2.5Affiliates.Catalent shall have the right to cause any of its Affiliates to perform any of its obligations hereunder, and Client shall accept such performance as if it were performance by

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Catalent; provided that Catalent shall notify Client in advance of performance of Catalent’s obligations by any of its Affiliates and shall remain directly responsible to Client for the performance of such obligations to the same extent it would if it had performed such obligations itself, and in no event shall such performance occur at a facility other than the Facility unless agreed in advance in writing by Client.

ARTICLE 3

MATERIALS

3.1Client-supplied Materials.

A.

Client shall supply to Catalent for Processing, at Client’s cost, Client-supplied Materials in quantities sufficient to meet Client’s requirements for Product.  Client shall deliver such items and associated certificates of analysis to the Facility no later than […***…] days (but not earlier than […***…] days) before the scheduled delivery date. Client shall be responsible at its expense for securing any necessary DEA, export, import or other governmental clearance, permit or certification required in respect of such supply of Client-supplied Materials.  Catalent shall use Client-supplied Materials solely for Processing.  Prior to delivery of any Client-supplied Materials, Client shall provide to Catalent a copy of all associated material safety data sheets, safe handling instructions and health and environmental information and any governmental certification or authorization that may be required under Applicable Laws relating to the API and Product, and thereafter shall provide promptly any update thereto.

B.

Catalent shall inspect all Client-supplied Materials received to verify their identity.  Unless otherwise expressly required by the Specifications, Catalent shall have no obligation to test Client-supplied Materials it receives to confirm that they meet the associated specifications, certificate of analysis or otherwise; but in the event that Catalent detects a nonconformity with the Specifications, Catalent shall give Client prompt notice of such nonconformity.  Catalent shall not be liable for any defect in Client-supplied Materials, or in Product as a result of defective Client-supplied Materials, unless Catalent did not perform the foregoing obligations in accordance with the Specifications.  Catalent shall follow Client’s reasonable written instructions in respect of return or disposal of defective Client-supplied Materials, at Client’s cost.

C.

Client shall retain title to Client-supplied Materials at all times and shall bear the risk of loss of any such Client-supplied Materials; provided that Catalent shall be responsible for losses resulting from […***…] subject to the limitations on liability for Client-supplied Materials as set forth in Article 14.

3.2Raw Materials.

A.

Catalent shall be responsible for procuring, inspecting and releasing adequate Raw Materials as necessary to meet the Firm Commitment, unless otherwise agreed by the parties in writing, and, without limiting the foregoing, shall order and hold sufficient capsules and such other Raw Materials as may be agreed by the parties (collectively, the “Safety Stock”).  Catalent shall not be liable for any delay in delivery of Product if (i) Catalent is unable to obtain, in a timely manner, a particular Raw Material necessary for Processing and (ii) Catalent placed

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orders for such Raw Materials promptly following receipt of Client’s Firm Commitment. In the event that

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any Raw Material becomes subject to purchase lead time beyond the Firm Commitment time frame, the parties will negotiate in good faith an appropriate amendment to this Agreement, including Section 4.2.  Client shall bear the risk of loss of such Safety Stock in accordance with Section 3.2(C) as long as Catalent has ordered such Safety Stock in accordance with the Rolling Forecast.

B.If Client requires a specific supplier, manufacturer or vendor (“Vendor”) to be used for Raw Material, then (i) such Vendor will be identified in the Specifications and (ii) the Raw Materials from such Vendor shall be deemed Client-supplied Materials for purposes of the other Sections of this Agreement.  If the cost of the Raw Material from any such Vendor is greater than Catalent’s costs for the same raw material of equal quality from other vendors, Catalent shall add the difference between Catalent’s cost of the Raw Material and the Vendor’s cost of the Raw Material to the Unit Pricing, unless Client directly pays the Vendor the cost thereof.  Client will be responsible for all costs associated with qualification of any such Vendor that has not been previously qualified by Catalent.

C.In the event of (i) a Specification change for any reason, (ii) obsolescence of any Raw Material or (iii) termination or expiration of this Agreement, Client shall bear the cost of any Raw Materials (including packaging) unusable for Processing or Product and unused by Catalent for another customer, so long as Catalent purchased such Raw Materials in quantities consistent with Client’s most recent Firm Commitment and the vendor’s minimum purchase obligations, and at Client’s election, Catalent shall promptly ship such unused Raw Materials to Client at Client’s cost.

3.3

Artwork and Labeling.  Client shall provide or approve, prior to the procurement of applicable Raw Material, all artwork, advertising and labeling information necessary for Processing, if any.  Such artwork, advertising and labeling information is and shall remain the exclusive property of Client, and Client shall be solely responsible for the content thereof.  Such artwork, advertising and labeling information or any reproduction thereof may not be used by Catalent in any manner other than performing its obligations hereunder without Client’s written consent.

3.4API Yield.

A.Catalent will give Client a quarterly inventory report of the API held by Catalent within […***…] business days of the end of the most recent three-month period in a Contract Year which contains the following information for such period: (a) quantity of API conforming to specifications that is received at the Facility (“Quantity Received”), (b) quantity of API dispensed in Processing Product at the Facility calculated by adding the Quantity Received to the inventory of API that complies with the specifications and is held by Catalent at the beginning of the applicable period, less the inventory of API that complies with the specifications and is held by Catalent at the end of the period (“Quantity Dispensed”), and (c) the total amount of API contained in the Product manufactured with the Quantity Dispensed delivered by Catalent and not rejected, recalled or returned  […***…] (“Quantity Converted”).

B.Within […***…] days after the end of each Contract Year, Catalent will prepare an annual reconciliation of API that sets out the “Actual Annual Yield” or “AAY” for the Product at the Facility during the Contract Year.  AAY is the percentage of the Quantity

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Dispensed that

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was converted to Product and is calculated as follows:  […***…].  The parties agree that the target AAY will be determined as follows:

i.	Initial Target Yield - will be the […***…] of Product that is Processed for Client and calculated as follows: […***…] (the “Initial Target Yield”). The Initial Target Yield […***…] as defined below.

ii.	Adjusted Target Yield - will be the […***…] and calculated as follows: […***…] (the “Adjusted Target Yield”).

iii.	Without limiting Client’s other rights or remedies, […***…] the Initial or Adjusted Target Yield […***…], then within […***…] after the end of the […***…].

C.Catalent’s liability for API calculated in accordance with this Section 3.4 will be subject to the limits on Catalent’s liability set forth in Section 14.2.

ARTICLE 4

MINIMUM COMMITMENT, PURCHASE ORDERS & FORECASTS

4.1Minimum Commitment.  During each Contract Year, Client shall spend the minimum amount of […***…] U.S. dollars (US$[…***…]) on the purchase of Product pursuant to this Agreement (the “Minimum Commitment”).  For purposes of the Minimum Commitment, the amount spent in a Contract Year shall be based on the amount owed under Purchase Orders placed for Product with a requested delivery date in the applicable Contract Year, as long as such requested delivery dates are made pursuant to Sections 4.2 and 4.3 below.  The cost of the validation Batches and any Batches that are Processed in preparation for Product launch prior to the Commencement Date shall be included for purposes of the Minimum Commitment in the first Contract Year.  If Client does not spend at least the Minimum Commitment on the purchase of Product during any Contract Year, then within […***…] days after the end of such Contract Year, Client shall pay Catalent […***…].  In addition, Client agrees that Catalent shall be the supplier in the Territory for no less than […***…] percent ([…***…]%) of Client’s total commercial requirements of Product (expressly

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excluding any supplies for clinical or other non-commercial purposes) in the Territory for each Contract Year during the Term. Notwithstanding the foregoing, in the event of a Supply Failure as defined below, the Minimum Commitment shall be adjusted pursuant to Section 5.6 below.  For clarity and without limiting Client’s other rights or remedies, in the event […***…] under this Agreement, and […***…], the Minimum Commitment for such Contract Year shall be […***…], and the […***…].

4.2Forecast.  On or before the first (1st) day of each calendar month, beginning at least […***…] months prior to the anticipated Commencement Date, Client shall furnish to Catalent a written […***…] month rolling forecast of the quantities of Product that Client intends to order from Catalent during such […***…] month period (the “Rolling Forecast”).  The first […***…] months of each Rolling Forecast shall constitute a binding order for the quantities of Product specified in such Rolling Forecast (the “Firm Commitment”) and the following […***…] months of the Rolling Forecast shall be non-binding, good-faith estimates.  Client shall purchase and Catalent shall supply to Client all quantities of Product set forth in the Firm Commitment in accordance with this Agreement.

4.3Purchase Orders.

A.From time to time as provided in this Section 4.3(A), Client shall submit to Catalent a binding, non-cancelable purchase order for Product specifying the number of Batches to be Processed, the Batch size (to the extent the Specifications permit Batches of different sizes) and the requested delivery date for each Batch (each, a “Purchase Order”).  Concurrently with the submission of each Rolling Forecast, Client shall submit a Purchase Order for the Firm Commitment.  Purchase Orders for quantities of Product in excess of the Firm Commitment shall be submitted by Client at least […***…] days in advance of the delivery date requested in the Purchase Order.

B.Promptly (and in any event within […***…] days) following receipt of a Purchase Order, Catalent shall issue a written acknowledgement (each, an “Acknowledgement”) that it accepts or rejects such Purchase Order.  Each acceptance Acknowledgement shall either confirm the delivery date set forth in the Purchase Order or set forth a reasonable alternative delivery date, as agreed in advance with Client.  Catalent may reject any Purchase Order in excess of the Firm Commitment or otherwise not given in accordance with this Agreement.

C.Notwithstanding Section 4.3(B), Catalent shall accept Purchase Orders for quantities specified in the Firm Commitment, and shall use commercially reasonable efforts to supply Client with quantities of Product set forth in a Purchase Order which are up to […***…] percent ([…***…]%) (rounded up to the nearest whole Batch) in excess of the quantities specified in the Firm Commitment subject to Catalent’s other supply commitments and manufacturing, packaging and equipment capacity.

D.In the event of a conflict between the terms of any Purchase Order or Acknowledgement and this Agreement, the terms of this Agreement shall control.

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4.4Catalent’s Cancellation of Purchase Orders. Notwithstanding anything in Section 4.3 and Section 4.5 to the contrary, Catalent reserves the right to cancel all, or any part of, a Purchase Order upon written notice to Client, and Catalent shall have no further obligation or liability with respect to such Purchase Order to the extent Client refuses or fails to supply conforming Client-supplied Materials in accordance with Section 3.1 that is necessary in order for Catalent to manufacture a complete Batch of Product for such Purchase Order.  Any cancellation of Purchase Orders in accordance with this Section 4.4 shall not constitute a breach of this Agreement by Catalent nor shall it absolve Client of its obligation in respect of the Minimum Commitment.

4.5Client’s Modification or Cancellation of Purchase Orders.

A.

Client may modify the delivery date or quantity of Product in a Purchase Order only by submitting a written change order to Catalent at least […***…] days in advance of the earliest delivery date (which period shall be reduced to […***…] days for delivery dates/quantities scheduled for delivery in the first […***…] months after the Commencement Date) covered by such change order, or on such other timeline or other quantity as may be mutually agreed by the Parties.  Such change order shall be effective and binding against Catalent only upon the written approval of Catalent, and, notwithstanding any such written approval, Client shall remain responsible for the Firm Commitment.

B.

Notwithstanding any amount due to Catalent under Section 4.1, if Client fails to place Purchase Orders sufficient to satisfy the Firm Commitment, Client shall pay to Catalent in accordance with Article 7 […***….] Any amounts paid by Client pursuant to this Section 4.5(B) shall be counted toward the Minimum Commitment for the applicable Contract Year.

C.

Neither changes to nor postponement of any Batch of Product, nor the payment of the fees described in this Section 4.5, will reduce or in any way affect the Minimum Commitment obligations set forth in Section 4.1.

4.6Unplanned Delay of Processing.    Catalent shall provide Client with as much advance notice as practicable prior to the scheduled date of Processing if Catalent determines that any Processing will be delayed for any reason.

4.7Observation of Processing.  In addition to Client’s audit right pursuant to Section 9.4, Client may send up to […***…] Representatives to the Facility to observe Processing for a maximum of […***…] days per Contract Year (unless otherwise agreed by Catalent in writing), upon at least […***…] days’ prior notice, at reasonable times during regular business hours.  Such Representatives shall abide by all Catalent safety rules and other applicable employee policies and procedures, and Client shall be responsible for such compliance.  Client shall indemnify and hold harmless Catalent for any action, omission or other activity of its Representatives while on Catalent’s premises.  Client’s Representatives who are not employees of Client shall be required to sign Catalent’s standard visitor confidentiality agreement prior to being allowed access to the Facility.

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ARTICLE 5

TESTING; RELEASE

5.1Batch Records and Data; Release.  Unless otherwise agreed to by the parties in writing, after Catalent completes Processing of a Batch, Catalent shall provide Client with copies of Batch records prepared in accordance with the Specifications; provided, that if testing reveals an out-of-Specification result, Catalent shall provide such Batch records promptly following resolution of the out-of-Specification result. After Catalent completes Processing of a Batch, Catalent shall also provide Client or its designee with Catalent’s certificate of analysis for such Batch.  Issuance of a certificate of conformance/analysis by Catalent constitutes release of the Batch by Catalent to Client.  Client shall be responsible for final release of Product (including testing, at its cost) to the market.

5.2Testing; Rejection.  No later than […***…] days after Client’s or its designee’s receipt of the Batch and the certificate of conformance/analysis (“Review Period”), Client shall notify Catalent whether the Batch conforms to the Specifications and meets cGMP (for purposes of this Article 5, “conformity/conform(s) to Specifications”).  Upon receipt of notice from Client that a Batch conforms to the Specifications, or upon failure of Client to provide any written notice to Catalent by the end of the Review Period subject to Section 5.2, the Batch shall be deemed accepted by Client and Client shall have no right to reject such Batch, except in the case of a Latent Defect that causes a Batch to fail to conform to the Specifications.  If Client timely notifies Catalent in writing by the end of the Review Period or the later period set forth in the definition of Latent Defect with respect to any Latent Defect (an “Exception Notice”) that a Batch does not conform to the Specifications (“Defective Product”), and provides a sample of the alleged Defective Product, then Catalent shall promptly conduct an appropriate investigation in its discretion to determine whether Catalent agrees with Client that Product is Defective Product and to determine the cause of any nonconformity.  Catalent shall provide written notice to Client as promptly as reasonably possible, but in any event within […***…] days after completing its internal investigation, and in any event no later than […***…] days after date of the Exception Notice, whether Catalent agrees that Product is Defective Product. If Catalent agrees that Product is Defective Product and […***…], or if Catalent fails to timely provide written notice to Client that (a) it disagrees with Client’s position that Product is Defective Product or (b) it disagrees with Client’s position that […***…], then Section 5.4 shall apply. Catalent will work in good faith with Client to identify the cause of nonconformity in the case that Client provides notice of Defective Product after the Review Period (or after the period in the definition of Latent Defect with respect to any Latent Defect).

5.3Discrepant Results.  If the parties disagree as to whether Product is Defective Product and/or whether […***…], and such disagreement is not resolved within […***…] days of the Exception Notice date, the parties shall cause a mutually acceptable independent third party to review records, test data and to perform comparative tests and/or analyses on samples of the alleged Defective Product and its components, including Client-supplied Materials.  The independent party’s results as to whether or not Product is Defective Product and the cause of any nonconformity shall be final and binding.  For avoidance of doubt, […***…]. Unless otherwise agreed by the parties in writing, the costs associated with such

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testing and review shall be borne by Catalent, except that […***…] then Client shall bear the costs associated with such testing and review.

5.4Remedy for Defective Product.  Catalent shall, at the option of Client, either (A) […***…], or (B) if […***…] within […***…] days from the later of (i) the date of Client’s request or (ii) the date that Client-supplied Materials are made available to Process such replacement Product (if there are not sufficient amounts already available to Catalent), […***…]. For the avoidance of doubt, […***…].  THE OBLIGATION OF CATALENT TO REPLACE DEFECTIVE PRODUCT IN ACCORDANCE WITH THE SPECIFICATIONS OR CREDIT PAYMENTS MADE BY CLIENT FOR DEFECTIVE PRODUCT AND COSTS OF CLIENT-SUPPLIED MATERIALS AS PROVIDED IN THIS SECTION 5.4, SHALL BE CLIENT’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT FOR CATALENT CAUSED DEFECTIVE PRODUCT AND IS IN LIEU OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

5.5Supply of Material for Defective Product.  In the event Catalent replaces Defective Product pursuant to Section 5.4, Client shall supply, at Client’s cost […***…], Catalent with sufficient quantities of Client-supplied Materials in order for Catalent to complete such replacement.

5.6Repeated Supply Failures.  Without limiting Client’s other rights or remedies in this Agreement, if Catalent is unable to deliver the quantities of Product ordered in a Purchase Order within […***…] days of the scheduled delivery date, and/or delivers Product that does not conform to the Specifications […***…] (each a “Supply Failure”), on […***…] or more separate occasions within a […***…]-month period, the percentage of Client’s commercial requirements that it is obligated to purchase from Catalent for the Territory pursuant to Section 4.1 above shall be reduced from […***…] percent ([…***…]%) to […***…] percent ([…***…]%) and the Minimum Commitment shall be reduced from $[…***…] to $[…***…] (pro-rated for any partial Contract Year).  In such case, such reduced percentage and Minimum Commitment shall apply until Catalent has no Supply Failures for a […***…]-month period in which case the percentage and Minimum Commitment, respectively, shall revert to the amounts set forth in Section 4.1.  Notwithstanding the foregoing, if Catalent has […***…] or more Supply Failures within a […***…]-month period, the parties will meet and agree on and implement a delivery improvement action plan within […***…] business days. If, after the delivery improvement plan is in place, […***…] additional Supply Failures occur within a […***…]-month period, these Supply Failures may be considered a material breach of this Agreement by Client under Section 16.2(B) and Catalent will not be allowed any further opportunity to remedy the material breach.  Notwithstanding the foregoing, a Supply Failure for purposes of this Section 5.6 will not include any delay in shipment of Product caused by events outside of Catalent’s reasonable control, such as a force majeure event,

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a delay in delivery of API or other Client-supplied Materials, or receipt of non-conforming API or Client-supplied Materials.

ARTICLE 6

DELIVERY

6.1Delivery.  Catalent shall deliver Product ExWorks (Incoterms 2010) the Facility promptly following Catalent’s release of Product and in accordance with Acknowledgments made in accordance with Section 4.3.  Catalent shall segregate and store all Product until tender of delivery.  To the extent not already held by Client, title to Product shall transfer to Client upon Catalent’s tender of delivery.  If Catalent provides storage services, title to such items shall pass to Client upon transfer to storage.  Client shall be responsible for coordinating the use of a qualified carrier to ship Product.  In the event Catalent arranges shipping or performs similar loading and/or logistics services for Client at Client’s request, such services are performed by Catalent as a convenience to Client only and do not alter the terms and limitations set forth in this Section 6.1.  Catalent shall not be responsible for Product in transit, including any cost of insurance or transport fee for Product, or any risk associated with transit or customs delays, storage and handling.

6.2Storage Fees.  If Client fails to take delivery of any Product on any scheduled delivery date, Catalent shall store such Product and have the right to invoice Client monthly following such scheduled delivery for reasonable administration and storage fees.

ARTICLE 7

PAYMENTS

7.1	Fees. In consideration for Catalent performing services hereunder:

A.Client shall pay to Catalent the fees for Validation Services (including cost of validation Batches) set forth on Attachment A.  Catalent shall submit an invoice to Client for such fees upon the completion of the relevant phase of the Validation Services.

B.Client shall pay Catalent the unit pricing for Product set forth on Attachment C (the “Unit Pricing”). Client shall pay the Unit Pricing that is in effect on the date of delivery pursuant to Section 6.1.  Catalent shall submit an invoice to Client for such fees upon tender of delivery of Product as provided in Section 6.1.

C.Client shall pay Catalent the annual fees for Product Maintenance Services set forth on Attachment C.  Catalent shall submit an invoice to Client for such fees upon the Commencement Date and thereafter, upon the first day of each Contract Year.

D.Other Fees.  Client shall pay Catalent for all other fees and expenses of Catalent owing in accordance with the terms of this Agreement, including pursuant to Sections 2.4, 4.1, 6.2 and 16.3, as applicable.  Catalent shall submit an invoice to Client for such fees as and when appropriate.

7.2

Unit Pricing Increase. The Unit Pricing shall be adjusted on an annual basis, effective on 1st of each calendar year after the Effective Date beginning on January 1, 2019 for Product in Purchase Orders placed on or after January 1st, upon one hundred and twenty (120) days prior written notice from Catalent to Client, […***…],

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not seasonally adjusted, as published by the U.S. Department of Labor, Bureau of Labor Statistics, over the most recent twelve (12) month period preceding such adjustment date for which the PPI is available. In addition, price increases for […***…] shall be […***…].

7.3Intentionally Omitted.

7.4Payment Terms.  Payment of all undisputed portions of Catalent invoices shall be due […***…] days after the date of receipt of invoice.  Client shall make payment in U.S. dollars, and otherwise as directed in the applicable invoice.  If any undisputed payment is not received by Catalent by its due date, then Catalent may, in addition to other remedies available at equity or in law, charge interest on the outstanding sum from the due date (both before and after any judgment) at […***…] percent ([…***…]%) per month until paid in full (or, if less, the maximum amount permitted by Applicable Laws).

7.5Taxes.  All taxes, duties and other amounts (excluding taxes based on net income and franchise taxes) assessed in respect of Client-supplied Materials, services or Product prior to or upon provision or sale pursuant to this Agreement, as the case may be, whether assessed on Catalent or Client, are the responsibility of Client, and either Client shall reimburse Catalent for all such taxes, duties or other amounts paid by Catalent or such sums will be added to invoices directed at Client.  If any deduction or withholding in respect of tax or otherwise is required by law to be made from any of the sums payable hereunder, Client shall be obliged to pay to Catalent such greater sum as will leave Catalent, after deduction or withholding as is required to be made, with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

7.6Client and Third-Party Expenses.  Except as may be expressly covered by Product Maintenance Service fees, Client shall be responsible for one hundred percent (100%) of its own and all third-party expenses associated with development, Regulatory Approval and commercialization of Product, including regulatory filings and post-approval marketing studies.

7.7Development Batches.  Each Batch produced under this Agreement, including those necessary to support the validation portion of Client’s submissions for Regulatory Approvals, will be considered to be a “development batch” unless and until Processing has been validated.  Client shall […***…].  Catalent and Client shall cooperate in good faith to resolve any problem causing the out-of-Specification Batch.  For clarity, when a validation Batch is ultimately used for commercial purposes, such Batch shall no longer be considered a development batch.

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ARTICLE 8

CHANGES TO SPECIFICATIONS

All Specifications, and any change to the Specifications agreed by the parties from time to time, shall be in writing, dated and signed by the parties. No change in the Specifications shall be implemented by Catalent, whether requested by Client or requested or required by any Regulatory Authority, until the parties have agreed in writing to such change, the implementation date of such change, and any increase or decrease in costs, expenses or fees associated with such change (including any change to Unit Pricing) and any Regulatory Approvals required by Applicable Laws have been obtained.  Catalent shall respond promptly to any request made by Client for a change in the Specifications, and both parties shall use commercially reasonable, good-faith efforts to agree to the terms of such change in a timely manner.  As soon as practicable after a request is made for any change in Specifications, Catalent shall notify Client of the costs associated with such change and shall provide such supporting documentation as Client may reasonably require.  Client shall pay all costs associated with agreed changes to the Specifications. If there is a conflict between the terms of this Agreement and the terms of the Specifications, this Agreement shall control. Catalent reserves the right to postpone effecting changes to the Specifications until such time as the parties agree to and execute the required written amendment.

ARTICLE 9

RECORDS; REGULATORY MATTERS

9.1Recordkeeping.  Catalent shall maintain materially complete and accurate Batch, laboratory data and other technical records relating to Processing in accordance with Catalent standard operating procedures.  Such information shall be maintained for a period of at least […***…] years from the relevant finished Product expiration date or longer if required under Applicable Laws or the Quality Agreement.

9.2Regulatory Compliance.  Catalent shall obtain and maintain all permits and licenses with respect to general Facility operations required by any Regulatory Authority in the jurisdiction in which Catalent Processes Product.  Client shall obtain and maintain all other Regulatory Approvals required of Client by Applicable Law with respect to Product or the services provided pursuant to this Agreement, including those necessary for Catalent to commence Processing.   Client shall not identify Catalent in any ANDA/NDA application or other such initial regulatory filing or submission without Catalent’s prior written consent.  Such consent shall not be unreasonably withheld and shall be memorialized in a writing signed by authorized Representatives of both parties. Upon written request, Client shall provide Catalent with a copy of each Regulatory Approval required to distribute, market or sell Product in the Territory.  If Client is unable to provide such information, other than for Product ordered prior to Regulatory Approval in anticipation of launch, Catalent shall have no obligation to deliver Product to Client, notwithstanding anything to the contrary in this Agreement. During the Term, Catalent will assist Client with all regulatory matters relating to Processing, at Client’s request and expense.  The parties shall cooperate to allow each party to satisfy their respective obligations under Applicable Laws relating to Processing under this Agreement.

9.3Government/Regulatory Inspections and Requests.  Catalent shall promptly advise Client if any Regulatory Authority (or agent acting on its behalf) notifies Catalent that the Regulatory

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Authority intends to or does visit the Facility where at least one purpose relates to Processing.

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Upon request, Catalent shall provide Client with a copy of any report provided to Catalent by such Regulatory Authority following such visit, which report may be redacted as appropriate to protect any confidential information of Catalent that is unrelated to Processing or any confidential information of Catalent’s other customers; and Client shall provide Catalent with any material correspondence with such Regulatory Authority, including FDA refusal to file, rejection or warning letters.  Client acknowledges that it may not direct the manner in which Catalent fulfills its obligations to permit inspection by and to communicate with Regulatory Authorities.  Client shall reimburse Catalent for all reasonable and documented costs incurred by Catalent associated with inspections by Regulatory Authorities in connection with Product to the extent such inspection does not directly relate to the gross negligence of Catalent, and pay the applicable fees specified in Attachment D. In connection with such inspection, Catalent shall respond promptly to the inspectors and shall use reasonable efforts to notify Client of such inspection and disclose Confidential Information of Client only to the extent necessary.

9.4Client Facility Audits.  During the Term, Client’s Representatives shall be granted access upon at least […***…] days’ prior notice, at reasonable times during regular business hours, to (A) the portion of the Facility where Catalent performs Processing, (B) relevant personnel involved in Processing and (C) Processing records described in Section 9.1, in each case solely for the purpose of verifying that Catalent is Processing in accordance with cGMPs, the Specifications and the Product master Batch records.  Client may not conduct an audit under this Section 9.4 more than […***…] during any twelve (12) month period; except that additional inspections may be conducted in the event there is a material quality or compliance issue concerning Product or Processing.  Audits and inspections shall be designed to minimize disruption of operations at the Facility.  The obligations of Client and its Representatives in Section 4.7 shall apply to all audits undertaken by Client and its Representatives pursuant to this Section 9.4.

9.5Recall.    If a Regulatory Authority orders or requires the recall of Product supplied pursuant to this Agreement or if either Catalent or Client believes a recall, field alert, Product withdrawal or field correction (“Recall”) may be necessary with respect to Product supplied under this Agreement, the party receiving the notice from the Regulatory Authority or that holds such belief shall promptly (within one business days) notify the other party in writing.  Catalent shall not initiate a Recall without the express prior written approval of Client, unless required by Applicable Laws.  With respect to any Recall, Catalent shall provide all necessary cooperation and assistance to Client.  Client shall provide Catalent with an advance copy of any proposed submission to a Regulatory Authority in respect of any Recall, such copy being provided no less than one (1) business day prior to submission to a Regulatory Authority.  Client shall consider in good faith any comments from Catalent relating to such submission.  The cost of any Recall shall be borne by Client, and Client shall reimburse Catalent for expenses incurred in connection with any Recall, in each case unless such Recall is caused solely by Catalent’s breach of its manufacturing obligations under this Agreement or Catalent’s violation of Applicable Laws or its negligence or willful misconduct, in which case Catalent shall bear the reasonable, actual and documented administrative costs (e.g., printed materials, postage, cost of shipment of return product) incurred by Client for such Recall and, if applicable, the cost of replacing Product returned to Catalent pursuant to such Recall, both to the extent and as provided in Article 5.

9.6Quality Agreement.  Within one (1) month after the Effective Date, and in any event prior to the first Processing of Product under this Agreement, the parties shall negotiate in good

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faith and enter into a quality agreement (the “Quality Agreement”).  The Quality Agreement shall in

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no way determine liability or financial responsibility of the parties for the responsibilities set forth in that agreement.  In the event of a conflict between any provision of this Agreement and the Quality Agreement with respect to quality-related activities, including compliance with cGMP, the provisions of the Quality Agreement shall govern.   In the event of a conflict between any provision of this Agreement and the Quality Agreement with respect to any commercial matter, including allocation of risk, liability and financial responsibility, the provisions of this Agreement shall govern.

9.7Adverse Events.  Catalent shall promptly report to Client all adverse drug events and customer complaints with regard to Product of which Catalent or its Affiliates or its or their employees becomes aware within […***…] of becoming aware of such events or complaints.

9.8Regulatory Authority Fees.  Catalent reserves the right to assess Client for any Regulatory Authority fees that may be established by any Regulatory Authority, which fees result directly from Catalent’s formulation, development, manufacturing, processing, filling, packaging, storing or testing of Product or Client-supplied Materials.

ARTICLE 10

CONFIDENTIALITY AND NON-USE

10.1Definition.  As used in this Agreement, the term “Confidential Information” means all confidential information of the disclosing person of whatever type, including all information furnished by or on behalf of Catalent or Client (as  the case may be, “Discloser”), its Affiliates or any of its or their respective Representatives, to the other party (as the case may be, “Recipient”), its Affiliates or any of its or their respective Representatives, whether furnished before, on or after the Effective Date and furnished in any form, including written, verbal, visual, electronic or in any other media or manner and information acquired by observation or otherwise during any site visit at the other party’s facility.  Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other Intellectual Property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either party, their respective Affiliates, or any of its or their respective Representatives, containing or based in whole or in part on any Confidential Information furnished by Discloser, its Affiliates or any of its or their respective Representatives.  Confidential Information also includes the existence and terms of this Agreement, and each party shall be considered the Discloser and the Recipient with respect thereto.

10.2Exclusions.  Notwithstanding anything in Section 10.1 to the contrary, Confidential Information does not include information that (A) is or becomes generally available to the public or within the industry to which such information relates other than as a result of a breach of this Agreement, (B) is already known by Recipient or its Affiliate at the time of disclosure as evidenced by Recipient’s written records, (C) becomes available to Recipient or its Affiliate on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis or (D) was or is independently developed by or for Recipient or its Affiliate without reference to Discloser’s Confidential Information as evidenced by Recipient’s written records.

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10.3Mutual Obligation.  Recipient (A) will keep confidential all Confidential Information, employing such protections as it would use for its own Confidential Information of a similar type but in no case less than reasonable protections under the circumstances, (B) will not use Discloser’s Confidential Information except in connection with the performance of its obligations under this Agreement and (C) will not disclose to any third party, without Discloser’s prior written consent, Discloser’s Confidential Information, except that Recipient may disclose Discloser’s Confidential Information to any of its Affiliates and its or their respective Representatives that (A) need to know such Confidential Information for the purpose of performing obligations or exercising rights under this Agreement, (B) are advised of the contents of this Article and (C) are bound to Recipient by obligations of confidentiality at least as restrictive as the terms of this Article.  Each party shall be responsible for any breach of this Article by its Affiliates or any of its or their respective Representatives.

10.4Permitted Disclosure.  Recipient may disclose Discloser’s Confidential Information to the extent required by Applicable Laws or pursuant to a valid order of a court or other governmental authority; provided, that prior to making any such legally required disclosure, Recipient shall give Discloser as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances and shall provide reasonable assistance, at Discloser’s request and cost, in obtaining a protective order or confidential treatment preventing or limiting the disclosure or requiring that Confidential Information so disclosed be used only for the purposes required by Applicable Laws or the applicable order.  Any such disclosure, however, shall not relieve Recipient of its obligations under this Agreement.  The parties will consult with each other on the provisions of this Agreement to be redacted in any public filings made by a party as required by Applicable Laws; provided that each party shall have the right, after good faith review and discussion of the other Party’s recommendations regarding such redactions, to make any such filing as it reasonably determines necessary under Applicable Laws.  In addition, following such disclosure, either party shall be free to disclose, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

10.5No Implied License.  Recipient will obtain no right of any kind or license under any of Discloser’s Confidential Information, including any patent application or patent, by reason of this Agreement.  Discloser’s Confidential Information will remain Discloser’s sole property, subject to Article 11.

10.6Equitable Relief.  Given the nature of the Confidential Information and the competitive damage that a party would suffer upon unauthorized disclosure, use or transfer of its Confidential Information, the parties agree that monetary damages would not be a sufficient remedy for any breach of this Article 10.  In addition to all other remedies, a party shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 10.

10.7Return of Confidential Information.  Upon expiration or termination of this Agreement, Recipient will (and will cause its Affiliates and its and their respective Representatives to) cease its use and, upon written request, within thirty (30) days either return or destroy (and certify as to such destruction) all of Discloser’s Confidential Information, including any copy of such information, except for a single copy, which may be retained under a continuing obligation of

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confidentiality for the sole purpose of ensuring compliance with its obligations under this Agreement.

10.8Survival.  The obligations of this Article will terminate five (5) years from the expiration or termination of this Agreement, except with respect to trade secrets, for which the obligations of this Article will continue for so long as such information remains a trade secret under law.

ARTICLE 11

INTELLECTUAL PROPERTY

As used in this Agreement, “Client IP” means all Intellectual Property and related embodiments owned by or licensed to Client as of the Effective Date or developed by Client other than in connection with this Agreement; “Catalent IP” means all Intellectual Property and related embodiments owned by or licensed to Catalent as of the Effective Date or developed by Catalent other than in connection with this Agreement; “Invention” means any Intellectual Property developed by either party or jointly by the parties in connection with this Agreement; “Client Inventions” means […***…];  and “Catalent Inventions” means […***…].  All Client IP and Client Inventions shall be owned solely by Client and no right therein is granted to Catalent under this Agreement, except that Catalent shall have a non-exclusive, royalty-free license to Client IP and Client Inventions that is necessary for use in Processing Product solely to the extent necessary for Catalent to perform its obligations under this Agreement.  […***…].  All Catalent IP and Catalent Inventions shall be owned solely by Catalent and no right therein is granted to Client under this Agreement.  […***…]. The parties shall cooperate to achieve the allocation of rights to Inventions set forth in this Article 11, and each party shall be solely responsible for costs associated with the protection of its Intellectual Property. Each party will cause its employees or contractors who perform activities pursuant to this Agreement to enter into agreements that protect Confidential Information and enable compliance with the foregoing provisions regarding ownership of Inventions.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1Catalent.  Catalent represents, warrants and undertakes to Client that:

A.At the time of delivery by Catalent as provided in Section 6.1, Product shall have been Processed in accordance with Applicable Laws and Product shall conform with the Specifications and shall not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws; provided, that Catalent shall not be liable for defects attributable to Client-supplied Materials (including artwork, advertising and labeling).

B.Neither Catalent nor its Affiliates will in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C. §335(a) or

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(b)., excluded from a federal healthcare program, debarred from federal contracting or convicted or plead nolo contendere to any felony or to any violation of laws relating to fraud, and Catalent will comply in all material respects with Applicable Laws relating to Catalent’s performance under this Agreement.  In the event that during the Term Catalent becomes aware of any non-compliance with this Section 12.1(B), Catalent shall notify Client immediately.  In either such event, Client will have the right to terminate this Agreement upon written notice to Catalent if such non-compliance is not cured within sixty (60) days.

C.Catalent has all necessary authority to use the Catalent IP as contemplated by this Agreement.

D.To its knowledge, there is (i) no patent owned by a third party related to the Catalent IP used to Process Product that would be infringed or misused by performance under this Agreement, and (ii) no trade secret or other proprietary right of a third party related to the Catalent IP used to Process Product that would be infringed or misused by performance under this Agreement.

E.No transaction or dealing under this Agreement shall be conducted with or for an individual or entity that is designated as the target of any sanction, restriction or embargo administered by the United Nations, European Union, United Kingdom, or United States.

F.Catalent has full power and authority to enter into this Agreement, and this Agreement has been duly authorized by it and this Agreement is binding upon it.

12.2Client.  Client represents, warrants and undertakes to Catalent that:

A.All Client-supplied Materials shall have been produced in accordance with Applicable Laws, shall comply with all applicable specifications, including the Specifications shall not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws, and shall have been provided in accordance with the terms and conditions of this Agreement.

B.The content of all artwork provided by or on behalf of Client to Catalent shall comply with all Applicable Laws.

C.All Product delivered to Client by Catalent shall be held, used and disposed of by or on behalf of Client in accordance with Applicable Laws, and Client will otherwise comply with Applicable Laws relating to Client’s performance under this Agreement.

D.Client will not release any Batch of Product if the required certificates of conformance indicate that Product does not comply with the Specifications or if Client does not hold all necessary Regulatory Approvals to market and sell the Product.

E.Client has all necessary authority to use and to permit Catalent to use pursuant to and in accordance with this Agreement all Client IP related to Product or Client-supplied Materials (including artwork) or the Processing of either of them, including all applicable copyrights, trademarks, trade secrets, patents, inventions and developments.

F.To its knowledge, there is (i) no patent owned by a third party related to the Client IP used to Process Product that would be infringed or misused by performance under and in

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accordance with this Agreement and (ii) no trade secret or other proprietary right of a third party related to the Client IP used to Process Product that would be infringed or misused by performance under and in accordance with this Agreement.

G.To its knowledge, the services to be performed by Catalent under this Agreement if performed in strict accordance with the Specifications will not violate or infringe upon any trademark, tradename, copyright, patent, trade secret, or other Intellectual Property or other right held by any person or entity. Client has all authorizations and permits required to deliver (or have delivered) API to the Facility.

H.No transaction or dealing under this Agreement shall be conducted with or for an individual or entity that is designated as the target of any sanction, restriction or embargo administered by the United Nations, European Union, United Kingdom, or United States.

I.Client has full power and authority to enter into this Agreement, and this Agreement has been duly authorized by it and this Agreement is binding upon it.

12.3Limitations.  THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY EACH PARTY TO THE OTHER PARTY, AND NEITHER PARTY MAKES ANY OTHER REPRESENTATION, WARRANTY OR GUARANTEE OF ANY KIND WHATSOEVER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 13

INDEMNIFICATION

13.1Indemnification by Catalent.  Catalent shall indemnify, defend and hold harmless Client, its Affiliates, and their respective directors, officers, employees and agents (collectively, “Client Indemnitees”), from and against any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and expenses and reasonable investigative costs) in connection with any claim, demand, suit, demand or action by any third party (“Losses”) arising out of, relating to or resulting from (A) any breach of representations, warranties or obligations of Catalent set forth in this Agreement, (B) any actual or alleged infringement or violation of any third party Intellectual Property to the extent resulting exclusively from practice or use of Catalent IP or Catalent Inventions,  or (C) any negligence or willful misconduct by Catalent or any of its Affiliates, in each case, except to the extent of any Losses that arise out of, relate to or result from any negligence or willful misconduct by any Client Indemnitee or breach of representations, warranties or obligations of Client set forth in this Agreement.

13.2Indemnification by Client.  Client shall indemnify, defend and hold harmless Catalent, its Affiliates, and their respective directors, officers, employees and agents (collectively, “Catalent Indemnitees”), from and against any and all Losses arising out of, relating to or resulting from (A) any breach of representations, warranties or obligations of Client set forth in this Agreement, (B) any manufacture (other than by Catalent), packaging, sale, promotion, distribution or use of or exposure to Product or Client-supplied Materials, including product liability or strict liability, (C) Client’s exercise of control over the Processing, to the extent that Client’s instructions or directions violate Applicable Laws, (D) the conduct of any clinical trial utilizing Product or API, (E) any

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actual or alleged infringement or violation of any third party Intellectual Property to the extent resulting exclusively from the practice or use of Client IP, Client Inventions or Client-supplied Materials, or (F) any negligence or willful misconduct by Client or any of its Affiliates, in each case, except to the extent of any Losses that arise out of, relate to or result from any negligence or willful misconduct by any Catalent Indemnitee or breach of representations, warranties or obligations of Catalent set forth in this Agreement.

13.3Indemnification Procedures.  All indemnification obligations in this Agreement are conditioned upon the indemnified party (A) promptly notifying the indemnifying party of any claim or liability of which the indemnified party becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, however, that failure to provide such notice within a reasonable period shall not relieve the indemnifying party of its obligations under this Article 13 except to the extent, if any, the indemnifying party is prejudiced by such failure, (B) allowing the indemnifying party to conduct and control the defense of any such claim or liability and any related settlement negotiations (at the indemnifying party’s expense), provided, that the indemnifying party shall promptly provide and continuously maintain such defense, (C) cooperating with the indemnifying party in the defense of any such claim or liability and any related settlement negotiations (at the indemnifying party’s expense) and (D) not compromising or settling any claim or liability without prior written consent of the indemnifying party.

ARTICLE 14

LIMITATIONS OF LIABILITY

14.1EXCEPT FOR CATALENT’S FRAUD, WILLFUL MISCONDUCT, GROSS NEGLIGENCE AND ANY LIABILITY THAT BY APPLICABLE LAW CANNOT BE EXCLUDED OR LIMITED (“RETAINED LIABILITY”), CATALENT’S TOTAL LIABILITY PER CLAIM UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED THE GREATER OF (A) […***…] DOLLARS ($[…***…]) OR (B) […***…] DOLLARS ($[…***…]) OVER THE TERM OF THIS AGREEMENT.

14.2EXCEPT IN THE CASE OF RETAINED LIABILITY, CATALENT’S LIABILITY UNDER THIS AGREEMENT FOR ANY AND ALL CLAIMS FOR LOST, DAMAGED OR DESTROYED CLIENT-SUPPLIED MATERIALS, WHETHER OR NOT SUCH CLIENT-SUPPLIED MATERIALS ARE INCORPORATED INTO PRODUCT, SHALL NOT EXCEED THE LESSER OF […***…] PERCENT ([…***…]) […***…] OR […***…] U.S. DOLLARS (US$[…***…]) PER BATCH.

14.3EXCEPT IN THE CASE OF DAMAGES FOR BREACH OF ARTICLE 10 (SUBJECT TO THE LIABILITY CAP DESCRIBED IN SECTION 14.1), NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSS OF REVENUES, PROFITS OR DATA ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT, WHETHER IN CONTRACT OR IN TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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ARTICLE 15

INSURANCE

Each party shall, at its own cost and expense, obtain and maintain in full force and effect during the Term the following:  (A) Commercial General Liability and/or Foreign Liability Insurance with a per occurrence limit of $[…***…] or equivalent and an annual aggregate limit of $[…***…] or equivalent; (B) Products and Completed Operations Liability Insurance with a per occurrence limit of not less than $[…***…] or equivalent covering each party’s own operations arising out of or in connection with this Agreement, providing coverage for bodily injury and property damage claims; (C) Workers’ Compensation as required by any Applicable Law ; and (D) Auto Liability insurance in a minimum amount of $[…***…] or equivalent combined single limit for all vehicles used in connection with the performance of this Agreement.   Customer shall, at its own cost and expense, obtain and maintain in full force and effect during the Term, All Risk Property Insurance, including transit coverage, an amount equal to the full replacement value of its property while in, or in transit to, or from, a Catalent facility.  Customer shall obtain a waiver of subrogation clause from its property insurance carrier in favor of Catalent.  Customer shall not seek reimbursement from Catalent corporate affiliates, and their respective officers, directors, employees, agents, successors and assigns for any property claim or portion thereof that is not fully recovered from Customer’s Property Insurance policy.  Each party shall be named as an additional insured within the other party’s General Liability and / or Foreign Liability insurance and Products Completed Operations Liability policies; provided, that such additional insured status will apply solely to the extent of the insured party’s indemnity obligations under this agreement.  The policy(ies) under this Agreement will provide, by endorsement or otherwise, that Customer’s insurance will be primary insurance and that any other insurance maintained by or otherwise afforded to Catalent, its corporate affiliates, and their respective officers, directors, employees, agents, successors, and assigns will be excess only and non-contributing except where prohibited by law.  If any of the required policies of insurance are written on a claims made basis, such policies shall be maintained throughout the Term and for a period of at least three (3) years thereafter. Each insurance policy that is required under this Agreement shall be obtained from an insurance carrier with an A.M. Best or equivalent rating of at least A- VII or an S&P rating of A. Each party may self-insure all or any portion of the required insurance as long as, together with its Affiliates, its US GAAP net worth is greater than $[…***…] United States Dollars or equivalent or its annual EBITDA (earnings before interest, taxes, depreciation and amortization) is greater than $[…***…] United States Dollars or equivalent.  Waivers of subrogation and additional insured status obligations will operate the same whether insurance is carried through third parties or self-insured.  Upon the other party’s written request from time to time, each party shall promptly furnish to the other party a certificate of insurance or other evidence of the required insurance.

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Customer certificates of insurance, which will include the Catalent affiliate contracting party of this Agreement as the certificate holder, will be sent to the following contact:

Catalent Pharma Solutions LLC

Attn: Risk Management

14 Schoolhouse Rd

Somerset, NJ  08822

ARTICLE 16

TERM AND TERMINATION

16.1Term.  This Agreement shall commence on the Effective Date and shall continue until the end of the fifth (5th) Contract Year, unless earlier terminated in accordance with Section 16.2 (such term, including any extension in accordance with this Section 16.1, the “Term”).  Unless this Agreement is terminated in accordance with Section 16.2, the Term shall automatically extend for successive two (2)-year periods unless and until one party gives the other party at least eighteen (18) months’ prior written notice of its desire to terminate as of the end of the then-current Term.

16.2Termination.  This Agreement may be terminated immediately without further action:

A.by either party if the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver, administrative receiver, trustee or administrator, or makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within thirty (30) days, or takes any equivalent or similar action in consequence of debt in any jurisdiction.

B.by either party if the other party materially breaches this Agreement and such breach is not cured within ninety (90) days after the giving of written notice requiring the breach to be remedied; provided, that in the case of a failure of Client to make payments in accordance with the terms of this Agreement, Catalent may terminate this Agreement if such payment breach is not cured within thirty (30) days of receipt of notice of non-payment from Catalent.

C.by Client (i) upon thirty (30) days’ prior written notice to Catalent in the event a Regulatory Authority takes an enforcement or other regulatory action against the Facility which affects Catalent’s ability to Process the Product, or (ii) upon thirty (30) days’ prior written notice if any Regulatory Authority takes any action or raises any objection that prevents Client from manufacturing, importing, exporting, purchasing or selling Product, or (iii) if Client otherwise does not obtain Regulatory Approval of Product in the United States or (iv) upon sixty (60) days’ prior written notice if Client determines not to launch Product or to discontinue commercialization of Product, in the United States due to safety or efficacy reasons.

16.3Effect of Expiration or Termination.  Expiration or termination of this Agreement shall be without prejudice to any right or obligation that accrued to the benefit of either party prior to such expiration or termination.  In the event of an expiration or termination of this Agreement:

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A.Catalent shall promptly return to Client, at Client’s expense and direction, any remaining inventory of Product or Client-supplied Materials; provided, that all outstanding invoices have been paid in full;

B.Client shall pay Catalent all invoiced amounts outstanding hereunder unless disputed in good faith, plus, upon receipt of invoice therefor, for any (i) Product that has been shipped pursuant to Purchase Orders but not yet invoiced, (ii) Product Processed pursuant to Purchase Orders that has been completed but not yet shipped, and (iii) in the event that this Agreement is terminated for any reason other than by Client pursuant to Section 16.2(A) or (B), all Product being Processed pursuant to Purchase Orders (or, alternatively, Client may instruct Catalent to complete such work in process, and the resulting completed Product shall be governed by clause (ii)); and

C.in the event that this Agreement is terminated for any reason other than by Client pursuant to Section 16.2(A) or (B), Client shall pay Catalent for all costs and expenses incurred, and all noncancellable commitments made, in connection with Catalent’s performance of this Agreement, so long as such costs, expenses or commitments were made by Catalent consistent with Client’s most recent Firm Commitment and the vendor’s minimum purchase obligations.

16.4Survival.  Expiration or termination of this Agreement shall not relieve the parties of any obligation or right accruing prior to such expiration or termination.  The rights and obligations of the parties shall continue under Articles 11 (Intellectual Property), 13 (Indemnification), 14 (Limitations of Liability), 17 (Notice), 18 (Miscellaneous); under Articles 10 (Confidentiality and Non-Use) and 15 (Insurance), in each case to the extent expressly stated therein; and under Sections 7.4 (Payment Terms), 7.6 (Taxes), 7.7 (Client and Third Party Expenses), 9.1 (Recordkeeping), 9.5 (Recall), 12.3 (Limitations), 16.3 (Effect of Termination) and 16.4 (Survival), in each case in accordance with their respective terms if applicable, notwithstanding expiration or termination of this Agreement.

ARTICLE 17

NOTICE

All notices and other communications under this Agreement shall be in writing and shall be deemed given:  (A) when delivered personally or by hand; (B) when delivered by electronic mail (e-mail); (C) when received or refused, if sent by registered or certified mail (return receipt requested), postage prepaid; or (D) when delivered, if sent by express courier service; in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To Client:	ACADIA Pharmaceuticals Inc.

3611 Valley Centre Drive, Suite 300

San Diego, CA 92130

Attn:   […***…]

E-Mail:  […***…]

Facsimile:  […***…]

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With a copy to:	ACADIA Pharmaceuticals Inc.

3611 Valley Centre Drive, Suite 300

San Diego, CA 92130

Attn:  […***…]

E-Mail:  […***…]

Facsimile:  […***…]

To Catalent	Catalent Pharma Solutions, LLC

14 Schoolhouse Road

Somerset, New Jersey 08873

USA

Attn:  […***…]

E-Mail:  […***…]

Facsimile:  […***…]

With a copy to:	Catalent Pharma Solutions, LLC

14 Schoolhouse Road

Somerset, NJ  08873

USA

Attn:  […***…]

E-Mail: […***…]

Facsimile:  […***…]

ARTICLE 18

MISCELLANEOUS

18.1Entire Agreement; Amendments.  This Agreement, together with the Quality Agreement, constitutes the entire understanding between the parties, and supersedes any contract, agreement or understanding (oral or written) of the parties, with respect to its subject matter. For the avoidance of doubt, this Agreement does not supersede any existing generally applicable confidentiality agreement between the parties as it relates to periods prior to the Effective Date or to business dealings not covered by this Agreement.  No term of this Agreement may be amended except upon written agreement of both parties, unless otherwise expressly provided in this Agreement.

18.2Captions; Certain Conventions.  The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement.  Unless otherwise expressly provided in this Agreement or the context of this Agreement otherwise requires, (A) words of any gender include each other gender, (B) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (C) words using the singular include the plural, and vice versa, (D) the words “include(s)” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import, (E) the word  “or” shall be deemed to include the word “and” (e.g., “and/or”),  and (F) references to “Article,” “Section,” “subsection,” “clause” or other subdivision, or to an Attachment or other appendix, without reference to a document are to the specified provision or Attachment of this Agreement.  This Agreement shall be construed as if it were drafted jointly by the parties.

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18.3Further Assurances.  The parties shall execute, acknowledge and deliver such further instruments and take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

18.4No Waiver.  Failure by either party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

18.5Severability.  If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

18.6Independent Contractors.  The relationship of the parties is that of independent contractors, and neither party will incur any debt or make any commitment for the other party except to the extent expressly provided in this Agreement.  Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint venturers, co-partners, employer/employee or principal and agent.  Neither party shall have any responsibility for the hiring, termination or compensation of the other party’s employees or contractors or for any employee benefits of any such employee or contractor.

18.7Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns.  Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, except that either party may, without the other party’s consent (but subject to prior written notice), assign this Agreement in its entirety to an Affiliate or to a successor to substantially all of the business or assets of the assigning party or the assigning party’s business unit responsible for performance under this Agreement, and any assignment in violation of this Section 18.7 shall be void ab initio.

18.8No Third Party Beneficiaries.  This Agreement shall not confer any right or remedy upon any individual or entity other than the parties and their respective successors and permitted assigns, except that the Client Indemnitees and the Catalent Indemnitees may invoke the benefits of the indemnification provisions of this Agreement.

18.9Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New York, USA, excluding its conflicts of law provisions.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

18.10Alternative Dispute Resolution.  Any dispute arising between the parties in connection with this Agreement shall first be presented to the respective senior executives of the parties for their consideration and resolution.  If such parties’ executives cannot resolve such dispute within […***…] days, then such dispute may be submitted by either party to arbitration by the International Institute for Conflict Prevention and Resolution, 30 E. 33rd Street, 6th Floor, New York, NY 10016 (“CPR”) by one (1) arbitrator selected by the parties.  If no agreement on an arbitrator can be reached within […***…] days after the CPR offers names of potential arbitrators, then the CPR will choose one arbitrator having reasonable experience in commercial transactions of the type described in this Agreement.  The arbitration shall take place in the English language in New York City, New York, in accordance with the CPR administered

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arbitration rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be

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entered in any court having jurisdiction of the matter. The arbitration shall commence within […***…] days of the date on which an arbitrator is selected.  The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability.  The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages.  The arbitrator shall award to the prevailing party, if any, its costs and attorneys’ fees and expenses reasonably incurred in connection with the arbitration, in accordance with Section 18.11.

18.11Prevailing Party.  In any dispute resolution proceeding between the parties in connection with this Agreement, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs in such proceeding, including any subsequent or related enforcement proceeding, from the other party.

18.12Publicity.  Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party’s express prior written consent, except as required under Applicable Laws, by any governmental agency or by the rules of any stock exchange on which the securities of the disclosing party are listed, in which case the party required to make the press release or public disclosure shall obtain the prior approval of the other party, which shall not be unreasonably withheld or delayed, as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

18.13Right to Dispose and Settle.  If Catalent requests in writing from Client direction with respect to disposal of any inventories of Product, Client-supplied Materials, equipment, samples or other items belonging to Client and is unable to obtain a response from Client within a reasonable period after making reasonable efforts to do so (provided that Client has not responded to Catalent for at least […***…] months from Catalent’s initial request), Catalent shall be entitled in its sole discretion to (A) dispose of all such items and (B) set-off any and all amounts due to Catalent or any of its Affiliates from Client against any credits Client may hold with Catalent or any of its Affiliates.

18.14Force Majeure.  Except as to payments required under this Agreement, neither party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such party’s performance hereunder if such default or delay is caused by events beyond such party’s reasonable control, including acts of God, law or regulation or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, any act of terrorism, destruction of production facilities or materials by earthquake, fire, flood or weather, labor disturbances, epidemic or failure of suppliers, vendors, public utilities or common carriers;  provided, that the party seeking relief under this Section 18.14 shall promptly notify the other party of such cause(s) beyond such party’s reasonable control.  The party that may invoke this Section 18.14 shall use commercially reasonable efforts to reinstate its ongoing obligations to the other party as soon as practicable.  If the cause(s) shall continue unabated for one hundred eighty (180) days, then both parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from such cause(s).

18.15Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

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  Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have caused their respective duly authorized Representatives to execute this Agreement effective as of the Effective Date.

CATALENT PHARMA SOLUTIONS, LLCACADIA PHARMACEUTICALS INC.

By:/s/ Thomas A. YezzaBy:/s/ Bob Mischler

Name:Thomas A. YezzaName: Bob Mischler

Title: Vice President & General ManagerTitle: SVP, Strategy & Technical Operations

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ATTACHMENT A

VALIDATION SERVICES

As set forth in the Quote agreed by the Parties on September 14, 2017 entitled “Pimavanserin 34 mg IR Capsule Validation Manufacture”

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ATTACHMENT B

SPECIFICATIONS

I.  Client-Supplied Materials

Pimavanserin Tartrate                             […***…]

II.Product Specifications

Product Code:                                          […***…]

Batch Size:                                               […***…] capsules

III.Raw Materials

[…***…]                    […***…]

[…***…]                             […***…]

IV.Client-Specific Raw Materials

      Capsules                                                   […***…]

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ATTACHMENT C

UNIT PRICING AND FEES

Pricing

Pricing shall be as follows:

•Qualification and validation services: Separately set forth in the Quote agreed by the Parties on September 14, 2017 entitled “Pimavanserin 34 mg IR Capsule Validation Manufacture”

•API release testing: […***…]/batch; […***…]/batch.

•Bulk capsules:

# of batches per orderUnit Cost*[…***…]$[…***…][…***…]$[…***…][…***…]$[…***…]

oBulk capsule pricing assumptions:

▪[…***…];

▪[…***…];

▪Pricing includes […***…].

▪Processing Assumptions:

•[…***…]

•[…***…]

▪Testing Assumptions:

•[…***…]

•[…***…]

•Scale-up process pricing estimate (Non-binding):

o[…***…]

▪$[…***…]/capsule estimate

o[…***…]

▪$[…***…]/capsule estimate

•Other services: (stability, mock PAI, etc. to the extent not covered by the APMF as described below): pricing to be established when additional services are agreed upon.

* One unit (“Unit”) is one capsule.  Unit Pricing also does not include […***…].

The Minimum Commitment owed by Client to Catalent is as described in Section 4.1.

ADDITIONAL FEES
Type of Fee	Amount	Payable
Product Maintenance Services Annual Fee	US$[…***…]	As set forth in Article 7

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ATTACHMENT D

PRODUCT MAINTENANCE SERVICES & OTHER RELATED SERVICES

Product Maintenance Services:

Product Maintenance Services cover an array of Product support activities, which are irrespective of manufactured Product volumes and include the following:

1.	Regulatory inspection support (i.e., pre- and post-approval inspection(s), if any, by the FDA or other applicable Regulatory Authority. […***…]);

2.Product license or permits from local, state and federal authorities;

3.	[…***…] (as further described in Section 9.4);
4.	regulatory inspections (as further described in Section 9.3) by a Regulatory Authority that is a Major Regulatory Authority (defined below);
5.	[…***…] Product review (within the meaning of 21 CFR § 211.180);
6.	drug master file updates for the Territory, if applicable;
7.	access to document library over and above the Quality Agreement, including additional copies of Batch paperwork or other Batch documentation;
8.	assistance in preparing Regulatory Approvals;
9.	Product document and sample storage relating to cGMP requirements;
10.	vendor re-qualification;
11.	maintenance and storage of raw material vendor audit reports;
12.	maintenance, updates and storage of master batch records and audit reports;
13.	tooling and filter bag maintenance, as applicable;

and

14.	customer support.

The following services and items are not included in Product Maintenance Services:

1.	[…***…];
2.	[…***…];
3.	[…***…];
4.	[…***…];
5.	[…***…];
6.	[…***…]; and
7.	[…***…].

The services and fees for items 2-7 above, if requested by Client, shall be made in accordance with Section 2.4 of the Agreement.

“Major Regulatory Authority” means […***…]